Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1997 Stock Option Plan, as amended, the 2007 Stock Incentive Plan, as amended, the 2012 Equity Incentive Plan, and the 2012 Employee Stock Purchase Plan of LipoScience, Inc. of our report dated April 27, 2012 (except for Note 18, as to which the date is January 10, 2013), with respect to the financial statements of LipoScience, Inc. as of December 31, 2010 and 2011 and for each of the three years in the period ended December 31, 2011 included in its Registration Statement (Form S-1 No 333-175102), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina

February 8, 2013